Susser Holdings Reports Strong 3rd Quarter Results

            -     Merchandise sales increase 12.6% / Same-store sales up 7.9%

            -     Total revenues 11.4% higher / Gross profit increases 3.3%

            -     Town & Country acquisition complete

      CORPUS CHRISTI, Texas, Nov. 14 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) today reported that its third quarter 2007 merchandise sales increased 12.6 percent to $108.2 million, versus $96.1 million a year ago. Total revenues increased 11.4 percent to $674.0 million, from $605.1 million in the same quarter of 2006. Gross profit increased 3.3 percent to $66.5 million, compared with $64.3 million in the year-ago quarter.

      Adjusted EBITDA(1) declined 8.5 percent to $16.8 million, compared with $18.3 million in the prior year's third quarter, reflecting lower retail fuel margin of 15.8 cents per gallon versus the record-high margin of 21.0 cents per gallon realized a year ago. Net income totaled $4.8 million, down 34.2 percent versus $7.4 million in the third quarter of 2006. Diluted earnings per share was $0.29, compared with $0.79 in the year-ago quarter, reflecting both the effect of lower retail fuel margins and an increase in shares outstanding following the Company's October 2006 initial public offering.

      "We had strong operational and financial performance across every category in the third quarter," said Susser Holdings President and Chief Executive Officer Sam L. Susser. "Although fuel gross profit fell by $3.3 million from the record-high levels we saw in the third quarter a year ago, it was still well above the average margin we've seen over the last five years. And this was substantially offset by strong year-over-year increases in both retail merchandise sales and retail merchandise margins, with continued strong performance by our Laredo Taco Company restaurant service.

      "With our acquisition of Town & Country Food Stores now complete, we look forward to welcoming the Town & Country team to Susser and to beginning the process of integrating the two companies. This is our largest acquisition ever in terms of both dollars and store count, and we believe it has the potential to significantly enhance shareholder value by expanding our footprint, adding geographic diversity and providing additional fill-in growth opportunities," he said.

      New Convenience Store/Wholesale Dealer Site Update

      During the third quarter of 2007, Susser opened two new large-format convenience stores -- both with Laredo Taco Company restaurants -- increasing the total store count at September 30 to 331. The Company also added two Laredo Taco kitchens to existing stores, bringing the total number of stores with Laredo Taco Company to 160. Susser opened two additional stores in October, and nine more are currently under construction or under contract. The Company now expects to add a total of 18-20 new stores for all of 2007. Also during October, Town & Country opened one new store, which replaced an older store that was closed, leaving its total current store count at 168 but adding an additional Country Cookin' restaurant. Town & Country now has restaurants in 114 of its stores.

      In its wholesale operations, Susser added five new dealer sites and discontinued two during the quarter, for a total of 377 dealer sites in operation at the end of the third quarter. Susser expects to add a total of 25 to 30 new dealer sites for all of 2007. Similar to the retail division, new sites typically outperform sites that are closed or where fuel supply is discontinued.

      Third Quarter Financial Highlights

      Merchandise sales from Susser's convenience stores totaled $108.2 million during the third quarter of 2007, an increase of 12.6 percent overall and 7.9 percent on a same-store basis. This strong growth in the retail merchandise segment was led by healthy performance by the Company's Laredo Taco Company restaurants, strong sales of packaged drinks and snacks, and by the impact of a dollar-a-pack increase in the cigarette excise tax in Texas. Total merchandise gross profit for the quarter increased 16 percent to $35.9 million. Net merchandise margin was 33.2 percent -- an increase of 100 basis points from a year ago. This improvement is primarily the result of favorable mix changes, selected price increases and focused promotional efforts to drive sales and gross profit dollars.

      Retail store fuel volumes increased 13.1 percent to 108.9 million gallons for the latest quarter, reflecting a 10.7 percent increase in average gallons sold per site versus a year ago, along with the opening of 17 new retail stores over the past four quarters. The favorable per-store comparison is in part the result of the re-branding of the Company's fuel islands to the Valero brand during the year-earlier quarter, which slightly reduced our fuel volumes during the conversion process and in part due to investments back into our store base. Retail fuel gross margins declined to 15.8 cents per gallon from 21.0 a year ago, resulting in a 14.7 percent decrease in retail fuel gross profit to $17.2 million. Although third quarter 2007 retail fuel margins were lower than the record levels of a year ago, they exceeded the Company's five-year average margin of about 13 cents a gallon.

      Wholesale fuel volumes sold to Susser's 377 dealers and other third-party customers increased 5.2 percent to 118.8 million gallons in the third quarter. Wholesale fuel revenues increased 7.2 percent to $268.3 million as a result of both the volume increase and a 2 percent increase in average wholesale fuel selling prices. Wholesale fuel gross margin was 6.3 cents per gallon, versus 6.9 cents per gallon a year ago. Wholesale fuel gross profit decreased 4.6 percent to $7.4 million, reflecting slightly higher wholesale fuel purchasing costs.

      Year-to-Date Results

      For the first nine months of 2007, Susser reported a merchandise sales increase of 11.2 percent from the comparable period a year ago to $307.5 million. Total revenues increased by 6.6 percent versus 2006 to $1.9 billion. Gross profit increased by 6.2 percent to $183.4 million. Adjusted EBITDA(1) increased by 4.9 percent to $41.3 million year over year. Net income totaled $8.7 million, or $0.52 per diluted share, versus $7.2 million, or $0.77 per diluted share, in the first nine months of 2006.

    2007 Guidance

      The Company is reaffirming and updating its existing 2007 guidance range as follows:

                                                               9-Months
                                   2007 Guidance              Performance
Merchandise Same-Store
 Sales Growth                       4.5%-6.5%                     6.5%
Merchandise Margin, Net of
 Shortage                              31-33%                    32.5%
Retail Average Per-Store
 Gallons Growth                          2-6%                     3.7%
Retail Fuel Margins            12.0-15.0 cents/gallon      15.0 cents/gallon
Wholesale Fuel Margins           4.0-5.5 cents/gallon      5.2 cents/gallon
New Retail Stores*                     18-20**                      9
New Wholesale Dealer Sites*            25-30**                     17

      * Does not reflect store closures, which are typically much lower volume locations than new sites.

      ** Upper end of retail stores was lowered by 2 stores and wholesale dealer sites was lowered by 5.

----------

(1) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

      Investor Conference Call and Webcast

      Susser's management team will hold a conference call on Thursday, November 15, 2007, at 11 a.m. EST (10 a.m. CST) to discuss second quarter results. To participate in the call, dial (303) 262-2141 at least 10 minutes before the call begins and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through November 22. To access the replay, dial (303) 590-3000 and enter the pass code 11100253#.

      The conference call will also be accessible via Susser's Web site at http://www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary software. An archive will be available shortly after the call for approximately 60 days.

      About Susser Holdings Corporation

      Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates more than 500 convenience stores in Texas, New Mexico and Oklahoma under the Stripes, Town & Country and Village Market banners. Restaurant service is available in more than 270 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin' brands. The Company also supplies branded motor fuel to more than 375 independent dealers through its wholesale fuel division.

      Forward-Looking Statements

      This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; successful integration and anticipated future financial performance and trends of Town & Country; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended December 31, 2006. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

      Contacts: Susser Holdings Corporation
                Mary Sullivan, Chief Financial Officer
                (361) 693-3743, msullivan@susser.com

                DRG&E
                Ken Dennard, Managing Partner
                (713) 529-6600, ksdennard@drg-e.com
                Anne Pearson, Senior Vice President
                (210) 408-6321, apearson@drg-e.com

                           Financial statements follow

                           Susser Holdings Corporation
                      Consolidated Statements of Operations
                                    Unaudited

                                       Three Months Ended                    Nine Months Ended
                              ---------------------------------     ---------------------------------
                                 October 1,        September 30,       October 1,        September 30,
                                    2006               2007               2006               2007
                              ---------------------------------     ---------------------------------
                                          (dollars in thousands, except per share amounts)
Revenues:
  Merchandise sales           $       96,141     $      108,227     $      276,653     $      307,517
  Motor fuel sales                   503,484            559,665          1,483,537          1,569,360
  Other income                         5,479              6,130             17,383             18,590
                              ---------------------------------     ---------------------------------
Total revenues                       605,104            674,022          1,777,573          1,895,467

Cost of Sales:
  Merchandise                         65,163             72,306            186,128            207,593
  Motor fuel                         475,479            534,998          1,418,295          1,503,615
  Other                                  138                245                471                828
                              ---------------------------------     ---------------------------------
Total Cost of Sales                  540,780            607,549          1,604,894          1,712,036
                              ---------------------------------     ---------------------------------
  Gross Profit                        64,324             66,473            172,679            183,431

Operating Expenses:
  Personnel                           17,388             19,833             51,746             57,736
  General and
   Administrative                      5,120              7,283             14,536             19,531
  Other Operating                     17,198             17,175             48,413             48,627
  Rent                                 5,567              6,135             16,651             18,255
  Royalties                              996                 --              2,847                 66
  Gain on disposal
   of assets and
   impairment charge                       2                275               (277)                83
  Depreciation,
   amortization
   and accretion                       6,115              7,987             17,672             21,472
                              ---------------------------------     ---------------------------------
Total operating expenses              52,386             58,688            151,588            165,770
                              ---------------------------------     ---------------------------------
Income from operations                11,938              7,785             21,091             17,661

Other income (expense):
  Interest expense                    (4,670)            (2,944)           (14,088)            (8,730)
  Other miscellaneous                    106                122                217                318
                              ---------------------------------     ---------------------------------
Total other income
 (expense)                            (4,564)            (2,822)           (13,871)            (8,412)

Minority interest in
 income (loss) of
 consolidated
 subsidiaries                            (14)                 1                (47)               (32)
                              ---------------------------------     ---------------------------------

Income before income
 taxes                                 7,360              4,964              7,173              9,217
Income tax expense                        --               (123)                --               (503)
                              ---------------------------------     ---------------------------------

Net income                    $        7,360     $        4,841     $        7,173     $        8,714
                              =================================     =================================

Net income per share:
  Basic                       $         0.80     $         0.29     $         0.78     $         0.52
  Diluted                     $         0.79     $         0.29     $         0.77     $         0.52

Weighted average shares
 outstanding:
  Basic                            9,230,404         16,705,404          9,230,404         16,705,404
  Diluted                          9,298,695         16,776,347          9,294,012         16,771,968

                           Susser Holdings Corporation
                           Consolidated Balance Sheets

                                             December 31,   September 30,
                                                2006            2007
                                             -----------     -----------
                                               audited        unaudited
                                                   (in thousands)
Assets
Current assets:
  Cash and cash equivalent                   $    32,938     $    40,182
  Accounts receivable, net of allowance
   for doubtful accounts of $1,179 at
   December 31, 2006 and $1,066 at
   September 30, 2007                             44,084          59,325
  Inventories, net                                37,296          42,949
  Assets held for sale                               518              --
  Other current assets                             1,884           1,452
                                             -----------     -----------
Total current assets                             116,720         143,908

Property and equipment, net                      232,454         238,481

Other assets:
  Goodwill                                        44,762          44,762
  Intangible assets, net                          17,492          15,296
  Other noncurrent assets                         10,899          14,560
                                             -----------     -----------
Total other assets                                73,153          74,618
                                             -----------     -----------
Total Assets                                 $   422,327     $   457,007
                                             ===========     ===========

Liabilities and shareholders'
 equity Current liabilities:
  Accounts payable                           $    84,838     $    99,035
  Accrued expenses and other
   current liabilities                            20,711          27,264
                                             -----------     -----------
Total current liabilities                        105,549         126,299

Long term debt                                   120,000         120,000
Deferred gain, long-term portion                  27,060          26,207
Other noncurrent liabilities                       7,918          11,862
                                             -----------     -----------
Total long-term liabilities                      154,978         158,069

Minority interests in consolidated
 subsidiaries                                        630             674

Commitments and contingencies

 Shareholders' equity:
  Common stock, $.01 par value,
   125,000,000 shares authorized,
   16,824,162 issued and outstanding
   as of December 31, 2006, 16,831,662
   issued and outstanding as of
   September 30, 2007                                168             168
  Additional paid-in capital                     166,398         168,479
  Retained earnings (deficit)                     (5,396)          3,318
                                             -----------     -----------
Total shareholders' equity                       161,170         171,965
                                             -----------     -----------
Total liabilities and shareholders'
 equity                                      $   422,327     $   457,007
                                             ===========     ===========

      Reconciliations of Non-GAAP Measures to GAAP Measures

      We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with our royalty expenses, marketing expenses, management fees and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

      We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

      -- they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;
      -- securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;
      -- they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;
      -- they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and
      -- they are used by our board of directors and management for determining certain management compensation targets and thresholds.

      EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

      -- they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
      -- they do not reflect changes in, or cash requirements for, working capital;
      -- they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
      -- they do not reflect payments made or future requirements for income taxes;
      -- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and
      -- because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

      The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                               Three Months Ended            Nine Months Ended
                           -------------------------     -------------------------
                           October 1,    September 30,   October 1,    September 30,
                              2006           2007           2006           2007
                           -------------------------     -------------------------
                                               (in thousands)
Net income                 $    7,360     $    4,841     $    7,173     $    8,714
Depreciation,
 amortization and
 accretion                      6,115          7,987         17,672         21,472
Interest expense, net           4,670          2,944         14,088          8,730
Income tax expense                 --            123             --            503
                           -------------------------     -------------------------
EBITDA                     $   18,145     $   15,895     $   38,933     $   39,419
Non-cash stock based
 compensation                     113            715            339          2,074
Management fee                    175             --            547             --
Gain on disposal
 of assets                          2            275           (277)            83
Other miscellaneous              (106)          (122)          (216)          (318)
                           -------------------------     -------------------------
Adjusted EBITDA            $   18,329     $   16,763     $   39,326     $   41,258
Rent expense                    5,567          6,135         16,651         18,255
                           -------------------------     -------------------------
Adjusted EBITDAR           $   23,896     $   22,898     $   55,977     $   59,513
                           =========================     =========================

      The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                                        Nine Months Ended
                                                    -------------------------
                                                    October 1,    September 30,
                                                       2006           2007
                                                    -------------------------
                                                          (in thousands)

Net cash provided by operating activities           $   28,487     $   32,609
Changes in operating assets & liabilities               (3,649)          (222)
Gain on disposal of assets                                 277            (83)
Non-cash stock based compensation expense                 (339)        (2,074)
Minority interest                                          (37)           (44)
Fair market value in nonqualifying derivatives             106             --
Income taxes                                                --            503
Interest expense, net                                   14,088          8,730
                                                    -------------------------
EBITDA                                              $   38,933     $   39,419
Non-cash stock based compensation expense                  339          2,074
Management fee                                             547             --
Gain on disposal of assets                                (277)            83
Other miscellaneous                                       (216)          (318)
                                                    -------------------------
Adjusted EBITDA                                     $   39,326     $   41,258
Rent expense                                            16,651         18,255
                                                    -------------------------
Adjusted EBITDAR                                    $   55,977     $   59,513
                                                    =========================

SOURCE Susser Holdings Corporation